Exhibit 99.3

April 30, 2018

Western Uranium Corporation Discusses the Pinon Ridge Mill

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) in response to investor inquiries wishes to report to the market recent developments in the Pinon Ridge Mill (”Mill”). The Mill is a planned and undeveloped uranium and vanadium processing facility on 800 acres of private land in Montrose County, Colorado which represents the first new conventional uranium mill to be built in the United States in over 30 years. This project was initiated and the land acquired in 2007.

The Mill is held by Pinon Ridge Resources Corporation (“PRRC”), a private company owned by a shareholder investor group, which is led by Western’s CEO, George Glasier. Western has a relationship with the Mill by virtue of signing a Letter of Intent to consummate a transaction with the Mill. A definitive agreement was not signed, and ultimately it was deferred pending regulatory proceedings.

The long-running, approval process has proven quite interesting because within this mining region the majority of locals are in favor of the boost that new jobs would provide to the economy. However, opposing environmental groups are located outside of Montrose County and are largely supported and funded by individuals, entities, and experts from affluent towns at a distance. Despite opposition from the outset, county approvals were put in place in 2009 and then after an extensive hearing and evaluation process was conducted by the state of Colorado, the Mill license was approved in January 2011 by the Colorado Department of Public Health & Environment (“CDPHE”). After additional challenges, during April 2013 in a 432-page license decision supplemented by a list of conditions the CDPHE issued the Radioactive Materials License.

The issuance of the Radioactive Materials License was contested by a coalition of environmental groups, resulting in the filing of a lawsuit against the CDPHE, whereupon it was agreed to place the license in abeyance. In September 2014, a process was initiated to determine whether the license application met all criteria under Colorado state law for issuance and whether burdens of proof had been satisfactorily achieved.

Retired Judge Richard Dana was appointed as Hearing Officer. After consideration of all inputs over a multi-year period, Judge Dana issued a findings of fact, conclusions of law and ruling on April 17th. The ruling found that the burden of proof was met on the majority of issues, but the burden of proof was not met on four issues. On two specific issues where the burden was not met, a standard was applied of “limiting, so far as reasonably achievable.” The final recommendation was that the license “should, absent an additional hearing, be denied.”

Subsequently on April 26th the CDPHE issued a letter revoking the Radioactive Materials License. It was noted that “Although the Department believes the original decision on the license application was appropriate, the department has elected not to challenge Judge Dana’s decision.” The CDPHE decided not to hold an additional hearing as indicated by Judge Dana which would have allowed PRRC to address the lack of clarity, ambiguities, and conflicts in testimony cited in support of the failure to meet the burden of proof findings. Thereafter, a hearing would allow consideration of amendments to CDPHE supplementary conditions. Further, it is observed that because of the large quantity of application materials these documents seem to have not been given adequate weight. As a result, the PRRC investor group has notified Western that it strongly disagrees with Judge Dana’s ruling and the CDPHE revocation and unanimously agreed to file an administrative appeal with CDPHE and a judicial appeal with the court.

As an interested party, Western has followed the proceeding closely and is of the view that with respect to the four items at issue the application has met or exceeded all of Colorado’s technical requirements and the standards applied to every uranium mill ever built and operated in the United States. Consequently, Western remains supportive of PRRC’s Mill project and the pursuit of appeals because Western may benefit in the long-run from a new mill.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125 or 970-778-9195

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

Office: 908-872-7686

rklein@western-uranium.com